UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 21, 2010

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2010 Annual Incentive Plan

On January 21, 2010, the Dominion Resources, Inc. (Dominion) Compensation, Governance and Nominating Committee (CGN Committee) approved the 2010 Annual Incentive Plan (the “Plan”).  Under the Plan, Dominion’s officers are eligible for an annual performance-based cash award.  Each officer has a target incentive award under the Plan based on a percentage of base salary.  For 2010, the target percentages of base salary for Dominion’s named executive officers are as follows:  President and Chief Executive Officer – 125%; Executive Vice President and Chief Financial Officer – 100%; Executive Vice President and Chief Executive Officer – Dominion Virginia Power Business Unit – 90%; Chief Executive Officer – Dominion Generation Business Unit –85%; and Senior Vice President and General Counsel – 80%.

The Plan is funded based on the achievement of consolidated operating earnings goals, with potential funding ranging from 0% to 200% of the target funding.  For most officers, payout of the amount funded under the Plan is subject to achievement of applicable business unit financial, safety and operating and stewardship goals.  For those Dominion officers whose compensation may be subject to the deduction limits imposed under Internal Revenue Code Section 162(m), payout of incentives under the Plan will be based solely on the achievement of the funding goals in order preserve the deduction of any payouts they receive under the Plan.  The CGN Committee has discretion to lower actual payouts for the named executive officers as deemed appropriate based on achievement of applicable business unit financial, safety and operating and stewardship goals established for other officers and employees, as described below.

For all officers, 5% of any funded payout is subject to the achievement of safety goals.  For all officers other than the Chief Executive Officer and Chief Financial Officer, another 30% of a funded payout is subject to the achievement of that officer’s business unit financial goal.  Certain officers, including the Senior Vice President and General Counsel, have an additional 25% of their payout subject to operating and stewardship goals unique to their roles and responsibilities.

The Plan includes a provision granting the CGN Committee discretion to require repayment of payouts made to any participant who engages in fraudulent or intentional misconduct that directly causes the need for a restatement of Dominion’s financial statements or who engages in fraudulent or intentional misconduct related to or materially affecting the company’s business operations.

2010 Long-Term Incentive Program

On January 21, 2010, the CGN Committee approved the 2010 Long-Term Incentive Program (the “Program”) for its officers, including its named executive officers.  The Program is being awarded pursuant to Dominion’s 2005 Incentive Compensation Plan and consists of two components of equal value: a restricted stock grant and a cash-based performance grant. The restricted stock is subject to a three-year cliff vesting period, while payout of the performance grant will be based on the achievement of two performance metrics: total shareholder return relative to the company’s peer group (weighted 50%) and return on invested capital (weighted 50%).  Payout on the performance grant will be made by March 15, 2012, with the amount of the award to vary depending on the level of achievement of the performance metrics.  The CGN Committee retains authority to exercise negative discretion to lower payouts as it may deem appropriate, in its sole discretion.  The Program includes a provision granting the CGN Committee discretion to require repayment of cash-based performance payouts made to any officer who engages in fraudulent or intentional misconduct that directly causes the need for a restatement of Dominion’s financial statements or who engages in fraudulent or intentional misconduct related to or materially affecting the company’s business operations.

The description of the Program is a summary only and is qualified by reference to the 2010 Performance Grant Plan and form of 2010 Restricted Stock Award Agreement, which are filed as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

Exhibit
10.1	2010 Long-Term Incentive Program – 2010 Performance Grant Plan
10.2	2010 Long-Term Incentive Program – Form of 2010 Restricted Stock Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Carter M. Reid
Carter M. Reid Vice President – Governance and Corporate Secretary

Date:  January 22, 2010